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                                                                    Exhibit 20.1

AMX Announces New Board Member

[AMX LOGO]

RICHARDSON, Texas, May 10 /PRNewswire-FirstCall/ --

AMX Corporation (Nasdaq: AMXC), the worldwide leader in advanced control system technology, announced the appointment of Larry N. Goldstein to its Board of Directors. Larry is a founder and General Partner of Seed Capital Partners, an early-stage venture fund focused primarily in technology opportunities. He has made and managed investments in over fifteen private technology-based businesses. Larry's technology background will complement AMX's existing Board of Directors with his knowledge and experience in the technology sector.

    Prior to his involvement in the early-stage venture capital business, Mr. Goldstein spent several years in investment banking for a regional firm with a focus on software and communications opportunities where he was involved in public offerings, private placements, mergers and acquisitions, and strategic alliance transactions. Previously, he was employed as a Robotics Engineer at General Dynamics in Fort Worth, Texas. His responsibilities included the design, development and implementation of robotic systems for advanced manufacturing. This work included both hardware and software system design and implementation. Currently, Mr. Goldstein also serves on the board of directors for other technology companies.

    Bob Carroll, Chief Executive Officer, said, "We are very pleased to have Larry join AMX's Board. Fiscal year 2003 is a year of investment for AMX and we plan to devote significant resources to our research and development activities. We are positioning AMX for long-term growth. Larry will be instrumental in helping AMX achieve these goals."

    AMX Corporation

    AMX CORPORATION is the worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX's strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It's your world. Take Control.(TM) For more information about AMX, visit http://www.amx.com.
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    Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or

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manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management's current expectations of the Company's near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.

    All trademarks and registered marks are the property of their respective holders.

SOURCE AMX Corporation
Web Site: http://www.amx.com
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